SCHEDULE 14A INFORMATION
(Rule 14a-101)
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
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SteelCloud, Inc.

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STEELCLOUD, INC.
14040 Park Center Road
Herndon, Virginia 20171
Dear Shareholder:
You are cordially invited to attend the Annual Meeting of the shareholders of SteelCloud, Inc., a Virginia corporation (the “Company”) to be held at 10:00 a.m. on May 7, 2008 (the “Annual Meeting”), at the Company’s principal executive offices located at 14040 Park Center Road, Herndon, Virginia 20171. A Notice of Annual Meeting of Shareholders, Proxy Statement and proxy card are enclosed for your review. All holders of shares of common stock of the Company as of the close of business on March 14, 2008 (the “Record Date”), are entitled to notice of, and to vote at, the Annual Meeting.
The business of the Annual Meeting is to: (i) elect six (6) persons to serve as Directors of the Company for a term of one year; (ii) approve the adoption of the Company’s Amended 2007 Stock Option and Restricted Stock Plan; (iii) approve the appointment of Grant Thornton LLP as independent accountants of the Company for the fiscal year ending October 31, 2008, and (iv) consider and transact such other business as may properly and lawfully come before the Annual Meeting.
While you may exercise your right to vote your shares in person, the Company recognizes that you may not be able to attend the Annual Meeting. Accordingly, the Company has enclosed a proxy which will enable you to vote your shares on the issues to be considered at the Annual Meeting even if you are unable to attend. All you need to do is mark the proxy to indicate your vote, date and sign the proxy, and return it in the enclosed postage-paid envelope as soon as conveniently possible. If you desire to vote in accordance with management’s recommendations, you need not mark your votes on the proxy but need only sign, date and return the proxy in the enclosed postage-paid envelope in order to record your vote.
If you would like to attend the Annual Meeting and your shares are held by a broker, bank or other nominee, you must bring to the Annual Meeting a recent brokerage statement or a letter from the nominee confirming your beneficial ownership of the shares. You must also bring a form of personal identification. In order to vote your shares at the Annual Meeting, you must obtain from the nominee a proxy in your name.

Sincerely,

/s/ Robert E. Frick

February 28, 2008	President and Chief Executive Officer

STEELCLOUD, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 7, 2008
TO THE SHAREHOLDERS OF STEELCLOUD, INC.:
NOTICE IS HEREBY GIVEN that the Annual Meeting of shareholders (the “Annual Meeting”) of SteelCloud, Inc. (the “Company”), will be held at 10:00 a.m. on May 7, 2008, at the principal executive offices of the Company located at 14040 Park Center Road, Herndon, Virginia 20171, for the following purposes:
1.	To elect six (6) Directors to serve for the ensuing year and until their successors are duly elected and qualified;

2.	To approve the adoption of the Company’s Amended 2007 Stock Option and Restricted Stock Plan;

3.	To approve the appointment of Grant Thornton LLP as independent accountants of the Company for the fiscal year ending October 31, 2008;

4.	To consider and transact such other business as may properly and lawfully come before the Annual Meeting or any adjournment thereof.
All of the foregoing is more fully set forth in the Proxy Statement accompanying this Notice.
The Board of Directors has fixed the close of business on March 14, 2008, as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. Only holders of record of the Company’s common stock on the record date are entitled to vote at the Annual Meeting. A list of such shareholders will be available at the time and place of the Annual Meeting and, during the ten days prior to the Annual Meeting, at the office of the Secretary of the Company at the above address.
If you would like to attend the Annual Meeting and your shares are held by a broker, bank or other nominee, you must bring to the Annual Meeting a recent brokerage statement or a letter from the nominee confirming your beneficial ownership of the shares. You must also bring a form of personal identification. In order to vote your shares at the Annual Meeting, you must obtain from the nominee a proxy in your name.
You can ensure that your shares are voted at the Annual Meeting by signing and dating the enclosed proxy and returning it in the envelope provided. Sending in a signed proxy will not affect your right to attend the Annual Meeting and to vote in person. You may revoke your proxy at any time before it is voted by notifying Continental Stock Transfer & Trust Company in writing before the Annual Meeting, or by executing a subsequent proxy, which revokes your previously executed proxy. The address for the Continental Stock Transfer & Trust Company is 17 Battery Place, New York, New York 10004.
WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.

By Order of the Board of Directors
February 28, 2008	/s/ Robert E. Frick
Herndon, Virginia	President and Chief Executive Officer

STEELCLOUD, INC.
PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 7, 2008

Annual Meeting of Shareholders
May 7, 2008

PROXY STATEMENT

The enclosed proxy is solicited on behalf of the Board of Directors of SteelCloud, Inc. (the “Company”) for the Annual Meeting of shareholders (the “Annual Meeting”) to be held at 10:00 a.m. on May 7, 2008 at the Company’s headquarters, located at 14040 Park Center Road, Herndon, Virginia 20171, or any adjournment or adjournments thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. These proxy solicitation materials were mailed on or about March 14, 2008 to all shareholders entitled to vote at the Annual Meeting.
GENERAL INFORMATION
Record Date; Outstanding Shares
Only shareholders of record at the close of business on March 14, 2008 (the “Record Date”), are entitled to receive notice of and to vote at the Annual Meeting. The outstanding voting securities of the Company as of February 25, 2008 consisted of 14,316,934 shares of common stock, $0.001 par value. For information regarding stock ownership by management and holders of more than 5% of the outstanding common stock, see “Security Ownership of Certain Beneficial Owners and Management.”
Voting of Proxies and Revocability
All shares presented by properly executed proxies will be voted in accordance with the specifications on the proxy. IF NO SUCH SPECIFICATIONS ARE MADE ON AN EXECUTED PROXY, THE PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS LISTED UNDER THE CAPTION “ELECTION OF DIRECTORS,” FOR THE ADOPTION OF THE COMPANY’S AMENDED 2007 STOCK OPTION AND RESTRICTED STOCK PLAN AND FOR THE APPOINTMENT OF GRANT THORNTON LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDED OCTOBER 31, 2008. A shareholder who has given a proxy pursuant to this proxy solicitation may revoke it at any time before it is exercised by (a) giving written notice thereof prior to the Annual Meeting, to the Company’s transfer agent, Continental Stock Transfer & Trust Company, (b) by signing and returning a later dated proxy, or (c) by voting in person at the Annual Meeting. Sending in a signed proxy will not affect a shareholder’s right to attend the Annual Meeting and vote in person. However, mere attendance at the Annual Meeting will not, in and of itself, have the effect of revoking the proxy.
The Company has not received any shareholder proposals for inclusion in this proxy statement. If any other matter or matters are properly presented for action at the Annual Meeting, the persons named in the enclosed proxy card and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment, unless such authorization is withheld.
If you would like to attend the Annual Meeting and your shares are held by a broker, bank or other nominee, you must bring to the Annual Meeting a recent brokerage statement or a letter from the nominee confirming your beneficial ownership of the shares. You must also bring a form of personal identification. In order to vote your shares at the Annual Meeting, you must obtain from the nominee a proxy in your name.

Required Vote
The holder of each outstanding share of common stock as of the record date is entitled to one vote on each matter to be voted on at the Annual Meeting. With respect to the election of Directors, the holder of each outstanding share of common stock as of the record date is entitled to one vote for as many persons as there are Directors to be elected, however shareholders do not have a right to cumulate their votes for Directors. The candidates for election as Directors will be elected by the affirmative vote of a plurality of the shares of common stock present in person or by proxy and actually voting at the Annual Meeting. The affirmative vote of a majority of shares of common stock of the Company voted at the Annual Meeting in person or by proxy is required for (i) the adoption of the Company’s Amended 2007 Stock Option and Restricted Stock Plan; and (ii) the approval of Grant Thornton to act as the independent accountants for the fiscal year ending October 31, 2008 and for any other matter that may properly come before the Annual Meeting.
THE MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING ARE OF GREAT IMPORTANCE AND THE SHAREHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
Solicitation of Proxies
The cost of soliciting proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company’s Directors, officers and regular employees, without additional compensation, personally or by telephone, telecopy, or electronic mail. The Company has hired Continental Stock Transfer & Trust Company to assist in the solicitation process. The Company estimates the cost of solicitation to be $2,000.
Quorum; Abstentions; Broker Non-Votes
Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the Annual Meeting, who will determine whether or not a quorum is present. The presence in person or by proxy of shareholders entitled to vote a majority of the outstanding shares of common stock will constitute a quorum. Shares represented by a proxy or in person at the Annual Meeting, including shares represented by proxies that reflect abstentions, will be counted as present in the determination of a quorum. An abstention as to any particular matter, however, does not constitute a vote “for” or “against” such matter. “Broker non-votes” (i.e. where a broker or nominee submits a proxy specifically indicating the lack of discretionary authority to vote on a matter) will be treated in the same manner as abstentions.
Deadline for Receipt of Shareholder Proposals
Proposals of shareholders of the Company, which are intended to be presented, by such shareholders at the Company’s 2008 Annual Meeting must be received by the Company no later than February 15, 2009 in order to be included in the proxy statement and form of proxy relating to that Annual Meeting. Any such proposal should be addressed to the Company’s Chief Financial Officer and delivered to the Company’s principal executive offices at 14040 Park Center Road, Herndon, Virginia 20171.
Annual Report
The Company’s Annual Report to Shareholders, which includes its Annual Report on Form 10-K for the fiscal year ended October 31, 2007, is enclosed with this Proxy Statement. The Annual Report contains financial and other information about the activities of the Company, but is not incorporated into this Proxy Statement and should not be considered to be part of the proxy soliciting materials.

ELECTION OF DIRECTORS
(Proposal 1)
General
The Directors of the Company all serve for one-year terms. Accordingly, the shareholders of the Company shall elect the entire slate of Directors consisting of six (6) nominees. The newly elected members of the Board of Directors shall be elected at the 2007 Annual Meeting of the shareholders, and each Director elected shall serve until the next succeeding Annual Meeting and until his successor shall have been elected and qualified.
Directors for Election
Rear Admiral Robert E. Frick (Ret.) has served as Executive Director, President and Chief Executive Officer of the Company since August 2007. Mr. Frick brings 36 years of experience and leadership in Naval operations, engineering and program management to SteelCloud. From February 2000 to August 2007, Mr. Frick served as Executive Vice President for Homeland and National Security of Perot Systems. Previously, Mr. Frick served as the Vice President of Operations at Raytheon Infrastructure, Inc. where he directed six regional vice presidents in transportation, airport and hydropower dam design. Prior to his civilian career, Mr. Frick was responsible for all nuclear submarine design, development and construction for the U.S. Navy. He was also Senior Military Assistant to the Under Secretary of Defense for Acquisition and Technology. Mr. Frick holds a BS and MS in Mechanical Engineering from Purdue University.
James Bruno has served as a Director of the Company since September 2000. Mr. Bruno has served as a member of the Audit Committee of the Company’s Board of Directors since January 2004. Mr. Bruno was formerly President of Syntrex Corporation, prior to which he served as President of the Computer Division of Perkin Elmer Corporation. He had formerly served in various management positions with Electronic Associates, Inc. Mr. Bruno has extensive experience in the computer industry, as well as corporate acquisitions. He served as a consultant to SteelCloud, Inc. in 1997 and 1998.
Vice Admiral E. A. Burkhalter, Jr., USN (Ret.) has served as a Director of the Company since January 1997. In July 2006, Mr. Burkhalter was appointed Chairman of the Board of Directors. Mr. Burkhalter has served as a member of each of the Audit Committee, Executive Committee and the Compensation Committee of the Company’s Board of Directors since January 2004. Mr. Burkhalter is currently the President of Burkhalter Associates, Inc., a consulting firm providing services in the areas of international and domestic strategy, management policy and technology applications, for both government and industry. Mr. Burkhalter spent 40 years as a member of the United States Navy, during which time he held several positions, including Director of Strategic Operations for the Chairman of the Joint Chiefs of Staff. He is currently a member of the Defense Intelligence Agency Leadership Council. He is also a trustee of the US Naval Academy Foundation, and a trustee of the Benedictine Foundation.
Jay M. Kaplowitz has served as a Director of the Company since September 2000. Mr. Kaplowitz has served as a member of the Compensation Committee of the Company’s Board of Directors since January 2004. Mr. Kaplowitz is a founding partner of the law firm Gersten Savage LLP, the Company’s securities counsel. Mr. Kaplowitz has more than thirty years experience in corporate, banking and securities law. He has negotiated and structured numerous financial and business transactions and has extensive expertise in public and private equity and debt offerings. Mr. Kaplowitz is a managing member of Formula Capital, LLC, a private equity fund, and is on the board of several private companies. He received a JD from Boston University, and a BA from Brooklyn College, City University of New York.

Benjamin Krieger has served as a Director of the Company since September 1999. Mr. Krieger has served as a member of the Compensation Committee and the Audit Committee of the Company’s Board of Directors since January 2004. Mr. Krieger is currently a partner with WhiteKnight Solutions, LLC, a business consulting firm that specializes in acquisitions, divestitures and strategic alliances. Mr. Krieger was formerly a partner with Corporate Development International, an international company search firm, where he specialized in the pulp and paper, packaging, graphic arts and distribution industries. Prior to Corporate Development International, he was President, CEO and a Director of Ris Paper Company. Mr. Krieger began his career with the Mead Corporation where he was promoted through the Company during his 25-year tenure.
Ashok Kaveeshwar, Ph.D., has served as a Director of the Company since March 2007. Dr. Kaveeshwar has served as a member of the Executive Committee since 2007. Dr. Kaveeshwar has 35 years of technical, management and executive experience with high technology firms serving both the public and private sectors. He has also served in the Federal Government as the first administrator of the Research & Innovative Technology Administration (RITA) at the United States Department of Transportation, a Presidential appointment requiring Senate confirmation. Prior to that, he was President of Orange Technologies, Inc, a company providing government and commercial customers with project life cycle management software and solutions. Previously, Dr. Kaveeshwar held various senior executive positions with Raytheon Corporation, Hughes Electronics Corporation, ST Systems Corporation (STX) and Systems & Applied Sciences Corporation. Dr. Kaveeshwar has a Ph.D. in Physics from the University at Buffalo (SUNY), Buffalo, NY.
In fiscal year 2007, the Board of Directors met 9 times (including by teleconference). All Directors attended at least 75% of the meetings.
Shareholder Vote Required
The affirmative vote of a plurality of shares of common stock present in person or by proxy at the Annual Meeting will be required to approve the appointment of each Director.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH OF THE NOMINEES.

Directors and Executive Officers
Set forth below is certain information regarding the Directors, including the nominees, and Executive Officers of the Company:

Name	Age	Position
Robert E. Frick	64	President and Chief Executive Officer and Director

Kevin M. Murphy	36	Chief Financial Officer and Executive Vice President

James Bruno	72	Director

VADM E. A. Burkhalter, Jr. USN	79	Director

Jay Kaplowitz	61	Director

Ashok Kaveeshwar	66	Director

Benjamin Krieger	70	Director
All Directors are elected to a one year term. Each Director holds office until a successor is elected and qualified unless the Director dies, resigns, or is removed from office. Executive officers hold office until their successors are chosen and qualified, subject to earlier removal by the Board of Directors. There are currently six Directors on the Company’s Board of Directors. Biographical descriptions of each of the Company’s Directors are located above in section ELECTION OF DIRECTORS (Proposal 1). Set forth below is biographical information for each of the Company’s Officers:
Rear Admiral Robert E. Frick (Ret.) has served as Director, President and Chief Executive Officer of the Company since late August 2007. Mr. Frick brings 36 years of experience and leadership in Naval operations, engineering and program management to SteelCloud. From February 2000 to August 2007, Mr. Frick served as Executive Vice President for Homeland and National Security of Perot Systems. Previously, Mr. Frick served as the Vice President of Operations at Raytheon Infrastructure, Inc. where he directed six regional vice presidents in transportation, airport and hydropower dam design. Prior to his civilian career, Mr. Frick was responsible for all nuclear submarine design, development and construction for the U.S. Navy. He was also Senior Military Assistant to the Under Secretary of Defense for Acquisition and Technology. Mr. Frick holds a BS and MS in Mechanical Engineering from Purdue University.
Kevin M. Murphy has served as Chief Financial Officer of the Company since January 2004. In October 2007, Mr. Murphy was also appointed as the Company’s Executive Vice President. In December 2006, he was appointed as the Secretary of the Company. From May 2000 to December 2006, he served as the Company’s Vice President of Finance and Administration and Assistant Secretary of the Company since May 2000. Prior thereto, he served as Chief Accounting Officer and Controller of the Company. Prior to May 2000, Mr. Murphy was employed by Ernst & Young, LLP where he served as a manager in the audit practice. Mr. Murphy holds a Bachelor of Business Administration degree from James Madison University. He is also a Certified Public Accountant.
Independence of Directors
The Board has determined that Messrs. Bruno, VADM Burkhalter, Kaplowitz, Kaveeshwar and Krieger, are independent Directors as defined in Nasdaq Marketplace Rule 4200.

Committees of the Board
During the fiscal year ended October 31, 2007, the Board of Directors held a total of nine (9) meetings (including teleconference). All incumbent Directors attended at least 75% of the aggregate of all meetings of the Board of Directors and any committees of the Board on which they served, if any, during the fiscal year ended October 31, 2007.
The Audit Committee appoints and provides for the compensation of the Company’s independent auditors; oversees and evaluates the work and performance of the independent auditors; reviews the scope of the audit; considers comments made by the independent auditors with respect to accounting procedures and internal controls and the consideration given thereto by the Company’s management; approves all professional services to be provided to the Company by its independent auditors; reviews internal accounting procedures and controls with the Company’s financial and accounting staff; oversees a procedure that provides for the receipt, retention and treatment of complaints received by the Company and of confidential and anonymous submissions by employees regarding questionable accounting or auditing matters; and performs related duties as set forth in applicable securities laws, Nasdaq corporate governance guidelines, and the Audit Committee charter (the “Audit Committee”). The Board functions pursuant to the Audit Committee charter adopted by the Board in fiscal 2001. A copy of the Audit Committee Charter can be found on the Company’s web site at www.steelcloud.com. The Audit Committee met six (6) times (including by teleconference) during the fiscal year ended October 31, 2007. The Audit Committee is currently composed of James Bruno, VADM Burkhalter and Benjamin Krieger. The Board has determined that all current members of the Audit Committee are independent Directors under the rules of the Nasdaq Stock Market and each of them is able to read and understand fundamental financial statements. The Board has determined that James Bruno is the Company’s Audit Committee “financial expert” as defined in Item 401(h) of Regulation S-K.
The Compensation Committee has such powers as may be assigned to it by the Board of Directors from time to time and is currently charged with, among other things, determining compensation packages for the Chief Executive Officer, the President and the Chief Financial Officer of the Company, establishing salaries, bonuses and other compensation for the Company’s executive officers and with administering the Company’s 2007, 2002 and 1997 Incentive Stock Option Plans, as amended (the “Stock Option Plans”), the 1998 Employee Stock Purchase Plan, as amended (the “1998 Purchase Plan”) and recommending to the Board of Directors changes to such plans (the “Compensation Committee”). If approved at the 2007 Annual Meeting, the Compensation Committee will also administer the Company’s Amended 2007 Stock Option and Restricted Stock Plan. The Compensation Committee met five (5) times (including teleconference) during fiscal 2007. The Compensation Committee is currently composed of VADM Burkhalter, Jay M. Kaplowitz and Benjamin Krieger. The Board has determined that all current members of the Compensation Committee are independent Directors under the rules of the Nasdaq Stock Market.
The Board of Directors has an Executive Committee (the “Executive Committee”), the members of which are Admiral Burkhalter, Ashok Kaveeshwar and Robert Frick. Robert Frick was appointed to the Executive Committee in August 2007. Kevin Murphy was appointed as an advisor to the Executive Committee in January 2004 by the Board of Directors. The Executive Committee has such powers as may be assigned to it by the Board of Directors from time to time and is currently charged with, among other things, recommending to the Board of Directors the criteria for candidates to the Board of Directors, the size of the Board of Directors, the number of committees of the Board of Directors and their sizes and functions, and the nomination and selection of Board of Directors’ candidates and committee members and rotation of committee members. In addition, the Executive Committee is responsible for establishing and implementing an annual evaluation process for the Chief Executive Officer and the Board of Directors and periodically assessing the overall composition of the Board of Directors to ensure an effective membership mix and, when appropriate, recommending to the Board of Directors a Chief Executive Officer succession plan and succession process. The Executive Committee met three (3) times during fiscal 2007.

Code of Ethics
The Board adopted on September 9, 2004 a Code of Ethics that applies to the Chief Executive Officer, Principal Executive Officers, Senior Financial Officers and Board of Directors. A copy of the Code of Ethics can be found on the Company’s web site at www.steelcloud.com. The Code of Ethics sets forth the Company’s policies and expectations on a number of topics, including: Integrity of Records and Financial Reporting; Compliance with Laws, Rules and Regulations; Conflict of Interest; Corporate Opportunities; Fair Dealing; Confidentiality; Reporting any Illegal of Unethical Behavior; and Waivers.
The Audit Committee of the Board of Directors of the Company reviews the Code of Ethics annually, and proposes changes or amendments to the Code of Ethics as appropriate. Changes or amendments proposed by the Audit Committee are submitted to the Board of Directors for review.
Compensation of Directors
In January 2003, the Company granted each of its outside Directors a stock option to purchase 25,000 shares of the Company’s common stock at an exercise price of $1.05 per share. The Company believes the exercise price of $1.05 per share was the fair market value at the time of grants. In June 2004, the Company granted each of its outside Directors a stock option to purchase 10,000 shares of the Company’s common stock at an exercise price of $2.31 per share. The Company believes the exercise price of $2.31 per share was the fair market value at the time of the grants. In June 2005, the Company granted each of its outside Directors a stock option to purchase 10,000 shares of the Company’s common stock at an exercise price of $2.40 per share. The Company believes the exercise price of $2.40 per share was the fair market value at the time of the grants. In December 2006, the Company granted each of its outside Directors stock options to purchase between 25,000 and 40,000 shares of the Company’s common stock at an exercise price of $0.91per share. All of the options granted to the outside Directors were pursuant to the Company’s 1997 and 2002 Stock Option Plans, as amended. The following table summarizes the stock option information by Director.

		Total
		Options		Expiration
Name	Date	Granted	Exercise Price	Date
James Bruno	1/21/2003	25,000	$1.05	1/21/2008
	6/7/2004	10,000	$2.31	6/7/2009
	6/27/2005	10,000	$2.40	6/27/2010
	12/20/2006	40,000	$0.91	12/20/2011

Al Burkhalter	1/21/2003	25,000	$1.05	1/21/2008
	6/7/2004	10,000	$2.31	6/7/2009
	6/27/2005	10,000	$2.40	6/27/2010
	12/20/2006	50,000	$0.91	12/20/2011

Jay M. Kaplowitz	1/21/2003	25,000	$1.05	1/21/2008
	6/7/2004	10,000	$2.31	6/7/2009
	6/27/2005	10,000	$2.40	6/27/2010
	12/20/2006	35,000	$0.91	12/20/2011

Ashok Kaveeshwar	3/7/2007	25,000	$0.99	3/7/2012

Ben Krieger	1/21/2003	25,000	$1.05	1/21/2008
	6/7/2004	10,000	$2.31	6/7/2009
	6/27/2005	10,000	$2.40	6/27/2010
	12/20/2006	25,000	$0.91	12/20/2011
Members of the Board of Directors of the Company receive $1,000 for each Board of Director meeting attended. In addition, each member of the Audit Committee receives $500 for each Audit Committee meeting attended. Audit Committee members shall be entitled to receive a total of $1,500 in their capacity as both a Director and Audit Committee member.

Executive Compensation
Compensation Discussion and Analysis
Overview
The Compensation Committee (the “Compensation Committee”) of the Board administers the executive compensation program. Each member of the Compensation Committee is a non-employee and an independent Director. The Compensation Committee is responsible for establishing salaries, administering the Company’s incentive programs, and determining the total compensation for our Chief Executive Officer and other executive officers. The Compensation Committee seeks to achieve the following goals with the Company’s executive compensation programs: to attract, motivate, and retain key executives and to reward executives for value creation. The Compensation Committee seeks to foster a performance-oriented environment by tying a significant portion of each executive’s cash and equity compensation to the achievement of performance targets that are important to the Company and its shareholders. The executive compensation program has three principal elements: base salary, cash bonuses, and equity incentives under the Employee Stock Purchase Plan, the 1997 Stock Option Plan, the 2002 Stock Option Plan, and the 2007 Stock Option Plan, as amended.
Compensation Principles
The Company believes that the compensation of all its employees, including its named executives, must be sufficient to attract and retain highly qualified personnel, and must align their compensation with its short-term and long-term business strategies and performance goals. The Company also believes that its compensation program for executive officers should provide meaningful incentives for measurably superior performance. The Company has designed our compensation program in order to meet these objectives, and to achieve its goals of encouraging strategic growth and technological innovation, fostering teamwork, enhancing the loyalty of valuable employees, and insuring compliance with the various regulations that affect our business. The Company believes that the achievement of these goals will strengthen its financial condition, enable it to satisfy its financial commitments, and ultimately enhance shareholder value.
The Company further believes that the ideal compensation programs will reflect the following principles:
•	Compensation should be related to performance.
A proper compensation program should reinforce the Company’s business and financial objectives. Employee compensation will vary based on the Company’s performance versus individual performance. When the Company performs well against the objectives that the Compensation Committee and the Board set, employees receive greater incentive compensation. To the extent the business does not achieve or meet these objectives, incentive awards will be reduced or eliminated. An employee’s individual compensation will also vary based on his or her performance, contribution, and overall value to the business. Employees with sustained high performance should be rewarded more than those in similar positions with lesser performance.
•	Employees should think like shareholders.
The second critical principle of the Company’s compensation programs is to foster an environment where employees act in the interests of the shareholders. The Company believes that the best way to encourage its employees to do that is through an equity interest in the Company. Equity interests can be achieved in several respects: the establishment of equity incentive plans that provide for the granting of equity-based awards, such as stock options and/or restricted stock or performance share units to employees. This requires the establishment of long-term stock-based incentive plan(s) which the Company’s Board and shareholders have previously approved.

•	Incentive compensation should be a greater part of total compensation for more senior positions.
The proportion of an individual’s total compensation that varies with individual and the Company’s performance objectives should increase as the individual’s business responsibilities increase. Thus, cash bonuses and stock-based incentive plan compensation should form the overwhelmingly dominant portion of overall compensation for the Company’s senior employees and the milestones for payouts on those plans for the Company’s senior employees are based entirely on corporate results.
Compensation Targets
The Compensation Committee with the help of the Company’s officers is setting competitive targets that properly reflect the challenges of the Company’s business and create an equity focused culture throughout the entire company.
In allocating compensation among these elements, the compensation of a company’s senior-most levels of management — those persons having the greatest ability to influence a company’s performance - are predominantly performance-based, while more junior employees receive a greater portion of their compensation based on their base salary.
•	Base Salary and Cash Incentive
The Company divides total cash compensation into a base salary portion and a cash incentive bonus portion. The Compensation Committee establishes the Chief Executive Officer’s targeted cash compensation first and then sets the cash compensation for other officers accordingly, based on the function served by that officer, that officer’s experience, and expected individual performance. Generally, the Company believes that the higher the level of responsibility of the executive within the Company, the greater the portion of that executive’s target total cash compensation that consists of the cash incentive component. The higher the executive’s level of responsibility within the Company, the greater the percentage of the executive’s compensation that should be tied to the Company’s performance.
In 2006, the Compensation Committee determined that the aggregate amount of cash incentive bonuses available for the Company’s executive officers for their performance and contributions to the Company during 2006 was $20,000, which was awarded to the then Chief Executive Officer. In 2007, the Compensation Committee determined that the aggregate amount of cash incentive bonuses available for the Company’s executive officers for their performance and contributions to the Company during 2007 was $90,000. The current Chief Executive Officer received $40,000 as a signing bonus and the Chief Financial Officer received $50,000 related to performance.
•	Equity Incentive
Long-term performance is achieved through an ownership culture that encourages such performance by the Company’s executive officers through the use of stock and stock-based awards. The Compensation Committee believes that the use of stock and stock-based awards offers the best approach to properly achieving the Company’s goals. The Company believes that stock-based compensation provides the principal method for executive officers to acquire equity or equity-linked interests in the Company. Below, please find a description of the Company’s equity incentive plans that the Company utilizes for such a purpose.

Incentive Stock Option Plans
Under the 1997 Stock Option Plan (the “1997 Option Plan”), options to purchase a maximum of 2,650,000 shares of the Company’s common stock (subject to adjustments in the event of stock splits, stock dividends, recapitalizations and other capital adjustments) may be granted to the Company’s employees, officers and Directors and certain other persons who provide services to the Company. As of February 25, 2008 there were no options to purchase shares of common stock available for grant pursuant to the Option Plan. No shares were issued in fiscal year 2006 pursuant to the 1997 Option Plan. In fiscal year 2007 the Company granted 782,500 options pursuant to the 1997 Option Plan. In November 2006 the Company granted 612,500 options to non-executive employees of the Company based upon tenure and 170,000 options to Mr. Murphy, the Company’s Chief Financial Officer.
Under the 2002 Stock Option Plan (the “2002 Option Plan”), options to purchase a maximum of 1,500,000 shares of the Company’s common stock (subject to adjustments in the event of stock splits, stock dividends, recapitalizations and other capital adjustments) may be granted to the Company’s employees, officers and Directors and certain other persons who provide services to the Company. As of February 25, 2008 there were 860,000 options to purchase             shares of common stock available for grant pursuant to the 2002 Option Plan. No options were granted in fiscal year 2006 pursuant to the 2002 Option Plan. In fiscal year 2007 the Company granted 985,000 options pursuant to the 2002 Option Plan. In November 2006, the Company granted 100,000 options to Mr. Richmond, the Company’s former Chief Operating Officer and 340,000 options to Mr. Sink, the Company’s former Chief Executive Officer. In September 2007, the Company granted 100,000 options to Mr. Frick. In October 2007, the Company granted 100,000 options to Mr. Murphy. In addition, the Company granted 175,000 options to its Board of Directors (please refer to the “Compensation of Directors” section) and 170,000 options to certain non-executive employees. The options granted to the officers during fiscal year 2007 were at or exceeded fair market value at the time of the grants.
Under the Company’s 2007 Stock Option Plan (the “2007 Option Plan”), options to purchase a maximum of 1,500,000 shares of the Company’s common stock (subject to adjustments in the event of stock splits, stock dividends, recapitalizations and other capital adjustments) may be granted to the Company’s employees, officers and Directors and certain other persons who provide services to the Company. As of February 25, 2008 there were 1,500,000 options to purchase shares of common stock available for grant pursuant to the 2007 Option Plan. No             shares were issued in fiscal year 2007 pursuant to the 2007 Option Plan. The Company is seeking to adopt an amendment to the 2007 Option Plan. Please see “ADOPTION OF THE COMPANY’S AMENDED STOCK OPTION PLAN AND RESTRICTED STOCK PLAN” for further information.
The following table summarizes the stock option information by Officer.

				Grant Date Fair
			Total Options	Value of Stock
Name	Grant Date	Approval Date	Granted	($/Sh)
Robert Frick	9/10/2007	9/10/2007	100,000	$1.20
Kevin Murphy	6/7/2004	6/7/2004	100,000	$2.31
	6/27/2005	6/27/2005	75,000	$2.40
	11/24/2006	11/24/2006	170,000	$0.62
	10/25/2007	10/25/2007	100,000	$1.25
Cliff Sink	11/24/2006	11/24/2006	340,000	$0.62
Robert Richmond	11/24/2006	11/24/2006	100,000	$0.62

Employee Stock Purchase Plan
In August 1998, the Board adopted an Employee Stock Purchase Plan (the “Purchase Plan”) whereby employees may purchase the Company’s common stock through a payroll deduction plan. The purchase price of the common stock is 85% of the market price. All employees, including officers but not Directors, are eligible to participate in this plan. Executive officers whose stock ownership of the Company’s common stock exceeds five percent of the total outstanding common stock are not eligible to participate in this plan.
An amendment to the Purchase Plan, which was approved at the 2006 Annual Meeting of Shareholders, held last year, increased the total number of shares reserved for issuance thereunder from 300,000 to 600,000. As of February 25, 2008 there were 272,917 options to purchase shares of common stock available for grant pursuant to the Purchase Plan. The Company’s former Chief Executive Officer and President, Mr. Sink, participated in this plan during fiscal 2007 and purchased 2,958 shares.
Retirement Plans
The Company established a discretionary contribution plan effective May 1, 1999 (the “401(k) Plan”) for its employees who have completed one month of employment with the Company. The 401(k) Plan is administered by Fidelity Investments and permits pre-tax contributions by participants pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), up to the maximum allowable contributions as determined by the Code. The Company may match participants’ contributions on a discretionary basis. In fiscal 2006, the Company contributed $.50 for each $1.00 contributed by an employee up to a maximum of 6% of an employee’s annual compensation for a total contribution of $97,000. In fiscal 2007, the Company contributed $.50 for each $1.00 contributed by an employee up to a maximum of 6% of an employee’s annual compensation for a total contribution of $88,000.
Rationale for Paying each Element
Base compensation and participation in benefit plans are established to provide employees with appropriate industry competitive terms. Director retainers are paid partially to compensate Directors for their considerable time investment and to assist Directors in covering their indirect operating expenses as independent contractors. Annual incentive cash bonuses are paid to reward employees for performance and shareholder value enhancement in the current year, based upon targets set by the Board for the Chief Executive Officer and his direct reports, with the Chief Executive Office establishing the individual targets for all other employees. Stock-based incentive plan awards are designed to reward the building of long-term shareholder value, while providing modest, interim rewards in the pursuit of such longer-term objectives.
Determination of Amounts to Pay
Base salaries, benefits and potential cash bonuses are established based upon current market conditions. Where needed, outside consultants may be retained to assist in this process. Benefit plan structures may be evaluated periodically to determine market competitiveness with similar companies.

Stock-based awards are evaluated based upon projected total compensation levels for participants assuming certain objectives are achieved. The Compensation Committee, taking into consideration management’s recommendations and with sign-off from all independent Directors, will set each year’s goals and milestones, their weightings, and the formulas for award calculation. For accounting purposes, cash elements are expensed as earned. Stock-based awards are expensed as provided for under FAS 123R, and are further described in the footnotes to the audited financial statements included in the Company’s annual report on Form 10-K for the fiscal year ended October 31, 2007, which was filed with the SEC on February 12, 2008.
How the Elements Interact
While each element is set with certain needs in mind, the Compensation Committee also looks at the total compensation package for each individual, assuming that bonus and stock-based compensation targets are met, to determine that the total payout is appropriate to the level of responsibility attributable to each participant.
•	Chief Executive Officer Compensation
Mr. Dunne, the Company’s former Chief Executive Officer, received a pro-rated salary of $195,577, based on a salary of $300,000 per year for fiscal year 2006. Mr. Dunne resigned from his executive position on June 7, 2006. Mr. Sink was paid a pro-rated base salary for the fiscal year ended October 31, 2006 of $80,385. Mr. Sink’s salary for the fiscal year ended October 31, 2007 was $238,000. Mr. Sink resigned on August 27, 2007 receiving a one-time severance payment of $237,000 per his employment resignation agreement and was succeeded by Mr. Frick. Mr. Frick’s, the Company’s current Chief Executive Officer, received a pro-rated salary for the fiscal year ended October 31, 2007 of $48,333. The Chief Executive Officer’s salary is evaluated based on a comparison with a peer group as determined by the Company’s independent Directors.
In 2006, the Compensation Committee awarded a cash incentive bonus to Mr. Sink, the Company’s then Chief Executive Officer of $20,833. In 2007, the Compensation Committee awarded Mr. Frick a cash incentive bonus of $40,000.
•	President
Brian Hajost resigned as the Company’s President and Chief Operating Officer on June 5, 2006. Mr. Hajost’s pro-rated salary of was $129,615, based on an annual salary of $200,000 for fiscal year 2006. This amount does not include a one-time severance payment of $200,000. Mr. Frick is the Company’s current President and his compensation is discussed under Chief Executive Officer Compensation above.
•	Chief Operating Officer Compensation
Mr. Richmond joined the Company on September 18, 2006 as the Company’s Chief Operating Officer. Pursuant to his employment agreement, Mr. Richmond’s pro-rated salary for fiscal year 2006 was $17,950 based on an annual salary of $175,000. Mr. Richmond did not renew his employment agreement in September 2007. For fiscal year 2007, Mr. Richmond’s pro-rated salary was $157,584, based on an annual salary of $175,000. The Chief Operating Officer’s salary is evaluated based on a comparison with a peer group as determined by the Company’s independent Directors. The Company does not currently have a Chief Operating Officer.

•	Chief Financial Officer Compensation
Mr. Murphy’s, the Company’s Chief Financial Officer, base salary for the fiscal year ended October 31, 2006 was $170,000. Mr. Murphy’s salary for the fiscal year ended October 31, 2007 was $185,000. The Chief Financial Officer’s salary is evaluated based on a comparison with a peer group as determined by the Company’s independent Directors.
For 2006, the Compensation Committee did not award a cash incentive bonus to Mr. Murphy. For 2007, the Compensation Committee awarded Mr. Murphy a cash incentive bonus of $50,000.
Employment Agreements
The Company entered into the following employment agreements with its executive officers:
On August 27, 2007, the Company entered into an employment agreement (the “Employment Agreement”) with Mr. Frick pursuant to which Mr. Frick serves as the Company’s President and Chief Executive Officer. The term of the Employment Agreement is for three years, subject to certain termination provisions. Under the terms of the Employment Agreement, Mr. Frick will receive an annual base salary of $260,000 per year (prorated for the first year). Further, Mr. Frick is entitled to receive additional compensation in the form of a bonus of up to $100,000 if the Company exceeds its “Financial Plan,” as defined in the Employment Agreement. Additionally, the Employment Agreement provided for a signing bonus of $40,000, and stock options to purchase 100,000 shares of the Company’s common stock over a three-year period. The Employment Agreement may be terminated as follows: (i) in the event that the Company terminates Mr. Frick without cause, the Company is required to pay Mr. Frick a severance equal to his base salary through the balance of the term; (ii) in the event that the Company underperforms relative to the Financial Plan, the Board may terminate Mr. Frick at any time after November 1, 2008 by paying the lesser of (y) six months base salary, or (z) the balance of the base salary for the remaining term of the contract; (iii) in the event that the Company terminates Mr. Frick for cause other than (ii) above, Mr. Frick shall have no right to receive any severance pay.
On October 31, 2007, the Company entered into an Employment Agreement Amendment (the “Amended Agreement”) with Mr. Murphy, the Company’s Chief Financial Officer, pursuant to which the terms of Mr. Murphy’s employment agreement, dated June 8, 2004, were amended. Under the terms of the Amended Agreement, Mr. Murphy will continue to serve as the Company’s Chief Financial Officer for an additional thirty-six (36) months, commencing from the date of the Amended Agreement. The Amended Agreement also provides for Mr. Murphy to serve as the Company’s Executive Vice President. Further, Mr. Murphy shall receive an annual base salary of $215,000, increased from $185,000. Additionally, the Amended Agreement provides that Mr. Murphy shall receive a bonus of $50,000, payable on or before November 15, 2007 (which Mr. Murphy has received); a one-time bonus relating to specific product funding equal to 5% of such product funding; an option to purchase 100,000 shares of the Company’s common stock, vesting equally in arrears over a two year period; and restricted stock equal to $100,000 on the date of the issuance.
The Company had an employment agreement with Clifton W. Sink, the Company’s Former Chief Executive Officer. The agreement had a three year term commencing on June 2006 and automatically renewed for additional one year terms unless terminated by either the Company or Mr. Sink. The agreement provided for an annual salary of $200,000 in fiscal year 2006 and increased to $237,500 for fiscal years 2007 to 2009. Mr. Sink was also entitled to an annual bonus of $20,833 for fiscal year 2006 and to $37,500 for the fiscal years 2007 to 2009. In August 2007, the Company entered into an employment resignation agreement with Mr. Sink pursuant to which Mr. Sink resigned his positions as President, Chief Executive Officer and Director of the Company effective November 1, 2007.

The Company had an employment agreement with Robert Richmond, the Company’s former Chief Operating Officer, through August 2007. The agreement for Mr. Richmond had a term of one year commencing in September 2006 with an automatic renewal for additional one year terms unless terminated by either the Company or employee. The agreement provided for a $175,000 salary and a bonus at the discretion of the Company’s Board of Directors. The employment agreement was not renewed in September 2007.
Thomas P. Dunne, the Company’s former Chief Executive Officer, President and Chairman of the Company’s Board, retired from all executive positions on June 7, 2006 and retired as Chairman of the Board on June 16, 2006. On June 16, 2006, the Company entered into a Separation Agreement (the “Separation Agreement”) with Mr. Dunne providing for Mr. Dunne to resign as Chairman of the Board of Directors and as a member of the Company’s Board of Directors. Simultaneous with the resignation, the Company entered into a 23 month consulting arrangement with Mr. Dunne, whereby Mr. Dunne provides certain advisory services to the Company’s Board of Directors and management team during a 23 month transition period. Under the terms of the Separation Agreement, Mr. Dunne shall receive approximately $575,000 over the 23 month transition period. In addition, the Company will continue to provide health and dental coverage for Mr. Dunne and his family, a leased car for his use and the transfer of a Company car in exchange for forgiveness of certain accounts payable that the Company owes to Mr. Dunne or his family. The consulting arrangement expires May 16, 2008, subject to certain termination and non-compete provisions.
Perquisites
The Company offers limited perquisites for its Executives. The Company’s Executives are able to participate in the same medical, dental, life disability and accident insurance programs that are available to all of the Company’s employees. The Company pays the full cost of the medical, dental, and life disability and accident insurance for its Executives. For fiscal year 2006, the Company paid a total of $44,000 related to medical expenses and $13,000 related to fixed expenses pursuant to the medical, dental, life disability and accident insurance programs. For fiscal year 2007, the Company paid a total of $48,000 related to medical expenses and $19,000 related to fixed expenses pursuant to the medical, dental, life disability and accident insurance programs.
Board Process
The Compensation Committee of the Board of Directors approves all compensation and awards to executive officers, which include the Chief Executive Officer, the Chief Financial Officer and any other named executive officers. Generally, on its own initiative the Compensation Committee reviews the performance and compensation of the Chief Executive Officer and Chief Financial Officer and, following discussions with those individuals, establishes their compensation levels where it deems appropriate. For the remaining officers, the Chief Executive Officer makes recommendations to the Compensation Committee that generally, with such adjustments and modifications that are deemed necessary or appropriate by the Compensation Committee, are approved. With respect to equity-based compensation awarded to others, the Compensation Committee grants stock-based compensation, generally based upon the recommendation of the Chief Executive Officer.
The Compensation Committee believes that objectives cannot be established in a vacuum and thus invites management’s input into the establishment of milestones. Although the Compensation Committee meetings are held in executive session, without management’s presence, the Compensation Committee (and from time to time individual members of the Compensation Committee) routinely meets with the Company’s senior officers to discuss objectives, to explain the rationale for certain objectives or milestones, and to assure that it has management’s input in assessing the consequences of decisions made in the Compensation Committee, for instance, the impact that its decisions may have on the Company’s financial statements. The Compensation Committee’s interactions with management seek to achieve a balance between receiving management’s buy-in for objectives and assuring that management is not actually or effectively establishing the terms and parameters for its own compensation.

Forward-Looking Statements
Disclosures in this Compensation Discussion & Analysis may contain certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking and usually identified by the use of words such as “anticipate,” “estimate,” “approximate,” “expect,” “intend,” “plan,” “believe” and other words of similar meaning in connection with any discussion of future operating or financial matters. Without limiting the generality of the foregoing, forward-looking statements contained in this report include the matters discussed regarding the expectation of the Company’s compensation plans, strategies, objectives, and growth and anticipated financial and operational performance, as well as those of the Company’s subsidiaries. A variety of factors could cause actual results to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties that may affect the Company’s operations, performance and results of business and forward-looking statements include, but are not limited to those set forth in the Company’s Form 10-K for the year ended October 31, 2007.
Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not intend to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.
The following table sets forth certain information regarding compensation paid by the Company during each of the last two fiscal years to the Company’s Chief Executive Officer and to each of the Company’s executive officers who were paid in excess of $100,000 (the “Named Officers”).
Summary Compensation Table

								Long-Term
		Annual Compensation						Compensation Awards
								Number	Number of
								of	Restricted
								Options	Stock Shares
Name and Principal Position	Year	Salary ($)		Bonus ($)	Other ($)	Total($)		Granted	Granted
Robert E. Frick (1)	2007	$48,333	(2)	$40,000	-0-	$88,333		100,000	100,000
President and Chief Executive Officer

Kevin M. Murphy	2007	$185,000		$50,000	$19,916	$254,916		270,000	-0-
Chief Financial Officer and Executive Vice President	2006	$170,000		-0-	-0-	$170,000		-0-	-0-

Clifton W. Sink (3)	2007	$238,000	(4)	-0-	$249,180	$487,180		340,000	-0-
Former President and Chief Executive Officer	2006	$80,385	(4)	$20,833	-0-	$101,218		-0-	-0-

Robert Richmond (5)	2007	$154,471	(6)	-0-	$3,113	$157,584		100,000	-0-
Former Chief Operating Officer	2006	$17,950	(6)	-0-	-0-	$17,950		-0-	-0-

Thomas P. Dunne (7)	2007	-0-		-0-	-0-	-0-		-0-	-0-
Former Chairman and Chief Executive Officer	2006	$195,577	(8)	-0-	-0-	$195,577	(8)	-0-	-0-

Brian H. Hajost (9)	2007	-0-		-0-	-0-	-0-		-0-	-0-
Former President	2006	$129,615	(10)	-0-	$200,000	$329,615		-0-	-0-

(1)	Mr. Frick joined the Company in August 2007 as Executive Director and was appointed to the Company’s Board of Directors. In October 2007, Mr. Frick was named the Company’s President and Chief Executive Officer.

(2)	This represents Mr. Frick’s pro-rated salary based on an annual salary of $260,000 for fiscal year 2007 per his employment agreement. Approximately $27,000 of compensation attributable to his tenure as Executive Director has been included.

(3)	Mr. Sink joined the Company in April 2006 as Vice President of Sales. In June 2006, Mr. Sink was named the Company’s President and Chief Executive Officer and in July 2006, he was appointed to the Company’s Board of Directors. In August 2007, the Company entered into an employment resignation agreement with Mr. Sink pursuant to which Mr. Sink resigned his positions as President and Chief Executive Officer and Board Member of the Company effective November 1, 2007.

(4)	This represents Mr. Sink’s pro-rated salary based on an annual salary of $200,000 for fiscal years 2007 and 2006 per his employment agreement. Compensation attributable to his tenure as Vice President of Sales has been excluded. This amount does not include a one-time severance payment of $237,000 per his employment resignation agreement.

(5)	Mr. Richmond joined the Company on September 18, 2006 as the Company’s Chief Operating Officer. Pursuant to his employment agreement, Mr. Richmond is to receive an annual bonus not to exceed $25,000 per year and options to purchase a total of 100,000 shares of common stock; such options vesting equally over a four year period.

(6)	This represents Mr. Richmond’s pro-rated salary based on an annual salary of $175,000 for fiscal years 2007 and 2006 per his employment agreement.

(7)	Mr. Dunne retired from all executive positions on June 7, 2006 and retired as Chairman of the Board of Directors on June 16, 2006. On June 16, 2006, the Company entered into a Separation Agreement with Mr. Dunne providing for Mr. Dunne to resign as Chairman of the Board of Directors and as a member of the Company’s Board of Directors. Simultaneous with the resignation, the Company entered into a 23 month consulting arrangement whereby Mr. Dunne will provide certain advisory services to the Company’s Board of Directors and management team during the transition. Under the terms of the Separation Agreement, Mr. Dunne shall receive approximately $575,000 for 23 months (23 months at his former base salary of $300,000 per annum). In addition, the Company will continue to provide health and dental coverage for Mr. Dunne and his family, a leased car for his use and the transfer of a Company automobile in exchange for forgiveness of certain accounts payable that the Company owes to Mr. Dunne or his family. The consulting arrangement expires May 16, 2008, subject to certain termination and non-compete provisions.

(8)	This represents Mr. Dunne’s pro-rated salary based on an annual salary of $300,000 for fiscal year 2006 up to his date of resignation.

(9)	Mr. Hajost resigned as the Company’s President and Chief Operating Officer on June 5, 2006.

(10)	This represents Mr. Hajost’s pro-rated salary based on an annual salary of $200,000 for fiscal year 2006 up to his date of resignation.
Fiscal Year-End Option Values
The following table sets forth certain information concerning the number of shares covered by both exercisable and unexercisable stock options as of October 31, 2007. Also reported are values of “in-the-money” options that represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of the Company’s Common Stock as of October 31, 2007.

	Number of Shares Subject to
	Unexercised Options at Fiscal				Value of In-the-Money Options
	Year-End				at Fiscal Year End (1)
Name	Exercisable	Unexercisable	Exercise Price	Expiration Date	Exercisable	Unexercisable
Robert E. Frick	—	100,000	$1.20	9/10/2012	—	$5,000
Kevin M. Murphy	100,000	—	$2.31	6/7/2009
	75,000	—	$2.40	6/27/2010
	50,000	120,000	$0.62	11/24/2011
	—	100,000	$1.25	10/25/2012	$31,500	$75,600
Clifton W. Sink (2)	—	170,000	$0.62	04/30/2008	—	$107,100
(1)	Based on the closing price of the Company’s Common Stock of $1.25 per share on October 31, 2007.
(2)	Per Mr. Sink’s employment resignation agreement, 170,000 of the 340,000 options granted 11/24/2006 were forfeited. The expiration date of the remaining options was modified from 11/24/2011 to 4/30/2008.

Compensation Committee Interlocks and Insider Participation
The Company’s Compensation Committee is comprised of VADM Burkhalter, Jay M. Kaplowitz and Benjamin Krieger. All Compensation Committee members are independent pursuant to Rule 4200 (a)(14) of the National Association of Securities Dealers, Inc.
Audit Committee Report
The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended October 31, 2007 with management and has received the written disclosures and the letter from Grant Thornton LLP, the Company’s independent auditors, required by Independence Standards Board Standard No. 1 (Independent Discussions with Audit Committee). The Audit Committee has also discussed with Grant Thornton LLP the Company’s audited financial statements for the fiscal year ended October 31, 2007, including among other things the restatement relating to certain errors resulting in the understatement of previously reported cost of revenues, overstatement of general and administrative expenses, understatement of net loss available for common shareholders and understatement of inventory were discovered by Company management during the current year, quality of the Company’s accounting principles, the methodologies and accounting principles applied to significant transactions, the underlying processes and estimates used by management in its financial statements and the basis for the auditor’s conclusions regarding the reasonableness of those estimates, and the auditor’s independence, as well as the other matters required by Statement on Auditing Standards No. 61 of the Auditing Standards Board of the American Institute of Certified Public Accountants.
Based on these discussions with Grant Thornton LLP and the results of the audit of the Company’s financial statements, the Audit Committee members recommended unanimously to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2007.
Respectfully submitted,
/s/ James Bruno
/s/ VADM E.A. Burkhalter, Jr.
/s/ Benjamin Krieger
Board Compensation Committee Report on Executive Compensation
The Company’s officer compensation policy is intended to offer a package that includes a competitive salary, an incentive bonus based upon achievement of the Company’s financial objectives and of individual performance goals, and competitive benefits. The Company also encourages broad-based employee ownership of Company stock through an employee stock purchase plan in which key employees, who own less than 5% of the outstanding stock, are eligible to participate. The Company’s compensation policy for officers is similar to that for other employees, and is designed to promote continued performance and attainment of corporate and personal goals.
The Compensation Committee of the Board of Directors reviews and approves individual officer salaries, bonus plan financial performance goals and bonus plan allocations. The Committee also reviews guidelines for compensation, bonus, and stock option grants for all employees. Officers of the Company are paid salaries in line with their responsibilities and experience. These salaries are structured to be within the range of salaries paid by competitors in the computer and other relevant industries.

Comparative Stock Performance Graph
The graph below provides an indicator of cumulative total return on the Company’s common stock as compared with the Russell 3000 Index and the Nasdaq Computer and Data Index during the period from the first fiscal quarter ending January 2002 through the end of fiscal 2007. The graph shows the value, at the end of each fiscal quarter, or $100 invested in the Company’s common stock or the indices in January 2002 and assumes reinvestment of all dividends. The graph depicts the change in the value of the Company’s common stock relative to the noted indices as of the end of each fiscal quarter and not for any interim period. Historical stock price performance is not necessarily indicative of future stock performance.

	SteelCloud			Russell 3000
	Closing Price*	SCLD	R3000 CP	Index	NICP	Nasdaq Index

Jan-03	1.04	100.00	476.91	100.00	609.76	100.00
Apr-03	1.26	121.15	510.33	107.01	676.33	110.92
Jul-03	3.04	292.31	558.52	117.11	800.54	131.29
Oct-03	4.49	431.73	596.28	125.03	904.69	148.37
Jan-04	3.83	368.27	642.61	134.74	954.23	156.49
Apr-04	3.15	302.88	627.71	131.62	848.87	139.21
Jul-04	2.08	200.00	622.33	130.49	848.58	139.17
Oct-04	2.02	194.23	642.15	134.65	878.53	144.08
Jan-05	2.79	268.27	674.54	141.44	925.35	151.76
Apr-05	2.43	233.65	660.02	138.40	863.74	141.65
Jul-05	2.38	228.85	715.02	149.93	965.45	158.33
Oct-05	2.12	203.85	698.14	146.39	950.87	155.94
Jan-06	1.74	167.31	746.77	156.59	1031.09	169.10
Apr-06	1.55	149.04	765.81	160.58	994.3	163.06
Jul-06	0.65	62.50	738.69	154.89	891.62	146.22
Oct-06	0.66	63.46	798.05	167.34	1,040.17	170.59
Jan-07	1.28	123.08	836.96	175.50	1,074.30	176.18
Apr-07	1.41	135.58	861.38	180.62	1,098.12	180.09
Jul-07	1.59	152.88	843.89	176.95	1,140.90	187.11
Oct-07	1.25	120.19	898.07	188.31	1,352.77	221.85
Amount invested	100.00

*	All figures are closing prices.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information, as February 25, 2008, with respect to the beneficial ownership of the common stock by each beneficial owner of more than 5% of the outstanding shares thereof, by each Director, each nominee to become a Director and each executive named in the Summary Compensation Table and by all Executive Officers, Directors and nominees to become Directors of the Company. As of the date hereof the Company had 14,316,934 shares of its common stock outstanding. Pursuant to the rules and regulations of the Securities and Exchange Commission, shares of common stock that an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person shown in the table.

	Number of Shares	Percentage of
	of	Outstanding
Name and Address of	Common Stock	Common Stock
Beneficial Owner (1)	Beneficially Owned	Beneficially Owned
Kevin M. Murphy (2)	417,931	2.92%
Cliff Sink (3)	178,458	1.25%
VADM E.A. Burkhalter (4)	142,376	*
Benjamin Krieger (5)	130,376	*
James Bruno (6)	127,376	*
Jay M. Kaplowitz (7)	115,506	*
Robert Frick (8)	100,000	*
Ashok Kaveeshwar (9)	35,000	*

All Executive Officers and Directors as a Group (8 persons)(2)-(6)	1,247,023	8.71%

*	- represents less than 1%

(1)	The address of each of such individuals is c/o SteelCloud, Inc., 14040 Park Center Road, Herndon Virginia 20171.

(2)	Includes 285,000 shares of the Company’s Common Stock underlying stock options granted pursuant to the 1997 Stock Option Plans, all of which are currently exercisable.

(3)	Includes 170,000 shares of the Company’s Common Stock underlying stock options granted pursuant to the 2002 Stock Option Plan, all of which are currently exercisable.

(4)	Includes 95,000 shares of the Company’s Common Stock underlying stock options granted pursuant to the 1997 and 2002 Stock Option Plans, all of which are currently exercisable and 6,000 shares owned by Mr. Burkhalter’s spouse of which he disclaims beneficial ownership.

(5)	Includes 70,000 shares of the Company’s Common Stock underlying stock options granted pursuant to the 1997 and 2002 Stock Option Plans, all of which are currently exercisable.

(6)	Includes 85,000 shares of the Company’s Common Stock underlying stock options granted pursuant to the 1997 and 2002 Stock Option Plans, all of which are currently exercisable.

(7)	Includes 80,000 shares of the Company’s Common Stock underlying stock options granted pursuant to the 1997 and 2002 Stock Option Plans, all of which are currently exercisable.

(8)	Includes 100,000 shares of Restricted Stock issued to Mr. Frick pursuant to his employment agreement, which have not yet vested. The shares of Restricted Stock vest at the rate of 33,333 per year, over a period of three years from the anniversary date of the grant, September 10, 2007.

(9)	Includes 25,000 shares of the Company’s Common Stock underlying stock options granted pursuant to the 2002 Stock Option Plan, all of which are currently exercisable.

Certain Relationships and Related Transactions
The Company paid approximately $62,000 and $83,000 during fiscal year 2006 and 2007, respectively to Gersten Savage LLP in connection with legal services. Jay M. Kaplowitz, a member of the Company’s Board of Directors including a member of the Compensation Committee, is a partner at Gersten Savage LLP.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s officers and Directors, and persons who own more than 10% of the Company’s common stock to file reports of ownership and changes in ownership of the Company’s common stock with the Securities and Exchange Commission and Nasdaq. Based solely on a review of the copies of such reports and written representations from the reporting persons that no other reports were required, the Company believes that during the fiscal year ended October 31, 2007, its Executive Officers, Directors and greater than ten percent shareholders filed on a timely basis all reports due under Section 16(a) of the Exchange Act.

ADOPTION OF THE COMPANY’S
AMENDED 2007 STOCK OPTION AND RESTRICTED STOCK PLAN
(Proposal 2)
In May 2007, the Company’s Shareholders adopted the SteelCloud, Inc. 2007 Stock Option Plan. The Board of Directors believes that it is in the best interests of the Company to amend the 2007 Stock Option Plan to provide for the issuance of restricted stock thereunder. The Board of Directors recommends that the shareholders approve the proposed plan.
The affirmative vote of the majority of votes cast at the Annual Meeting will be required to approve the Amended 2007 Stock Option and Restricted Stock Plan. As of the date of this Proxy Statement, no shares of common stock have been issued pursuant to the Amended 2007 Stock Option and Restricted Stock Plan.
SUMMARY OF THE AMENDED 2007 STOCK OPTION & RESTRICTED STOCK PLAN
All officers, directors and other employees of the Company and other persons who perform significant services for or on behalf of the Company are eligible to participate in the Amended 2007 Stock Option and Restricted Stock Plan.
The Company may grant under the Amended 2007 Stock Option and Restricted Stock Plan incentive stock options within the meaning of Section 422 of the Code (“Incentive Stock Options”), stock options that do not qualify for treatment as Incentive Stock Options (“Nonstatutory Options” and together with the Incentive Stock Options, the “Options”), and shares of restricted stock (the “Restricted Stock” and together with the Incentive Stock Options and the Nonstatutory Options, the “Stock”). All grants hereunder are of, or are underlined by, the Company’s common stock, $0.001 par value.
A copy of the Amended 2007 Stock Option and Restricted Stock Plan is attached hereto as Appendix A. The following summary of the Amended 2007 Stock Option and Restricted Stock Plan does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amended 2007 Stock Option and Restricted Stock Plan. Capitalized terms not otherwise defined herein have the meaning ascribed to them in the Amended 2007 Stock Option and Restricted Stock Plan.
ADMINISTRATION
The Amended 2007 Stock Option and Restricted Stock Plan (the “Plan”) shall be administered by the Board of Directors of the Company (the “Board”), if each member is a “Non-Employee Director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (“Rule 16b-3”), or a committee (the “Committee”) of two or more directors, each of whom is a Non-Employee Director. Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board.

Subject to the express provisions of the Plan, the Committee shall have the authority to construe and interpret the Plan and all Grant Agreements (as defined in the Plan) entered into and to define the terms used therein, to prescribe, adopt, amend and rescind rules and regulations relating to the administration of the Plan and to make all other determinations necessary or advisable for the administration of the Plan; provided, however, that the Committee may delegate nondiscretionary administrative duties to such employees of the Company as it deems proper; and, provided, further, in its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan. Subject to the express limitations of the Plan, the Committee shall designate the individuals from among the class of persons eligible to participate as provided in Section 1.3 who shall receive Stock, whether a grantee will receive Incentive Stock Options, Nonstatutory Options, or Restricted Stock or any combination thereof, and the amount, price, restrictions and all other terms and provisions of such Stock (which need not be identical).
STOCK SUBJECT TO THE AMENDED 2007 STOCK OPTION AND RESTRICTED STOCK PLAN
Subject to adjustment as provided in the Plan, the shares of common stock to be offered under the Plan shall be shares of authorized but unissued common stock, including any shares repurchased under the terms of the Plan or any Grant Agreement entered into pursuant hereto. The cumulative aggregate number of shares of common stock to be issued under the Plan shall not exceed 1,500,000, subject to adjustment as set forth in the Plan.
EXERCISE PRICE
The exercise price of each Incentive Stock Option granted under the Plan shall be determined by the Committee, but shall not be less than 100% of the “Fair Market Value” (as defined below) of common stock on the date of grant. If an Incentive Stock Option is granted to an employee who at the time such Incentive Stock Option is granted owns (within the meaning of section 424(d) of the Code) more than 10% of the total combined voting power of all classes of capital stock of the Company, the Option exercise price shall be at least 110% of the Fair Market Value of common stock on the date of grant. The exercise price of each Nonstatutory Option also shall be determined by the Committee, but shall not be less than 85% of the Fair Market Value of the common stock on the date of grant. The status of each Option granted under the Plan as either an Incentive Stock Option or a Nonstatutory Option shall be determined by the Committee at the time the Committee acts to grant the Option, and shall be clearly identified as such in the Grant Agreement relating thereto.
“Fair Market Value” for purposes of the Plan shall mean: (i) the closing price of a share of common stock on the principal exchange on which shares of common stock are then trading, if any, on the day immediately preceding the date of grant, or, if shares were not traded on the day preceding such date of grant, then on the next preceding trading day during which a sale occurred; or (ii) if common stock is not traded on an exchange but is quoted on NASDAQ or a successor quotation system, (1) the last sales price (if common stock is then listed on the NASDAQ Stock Market) or (2) the mean between the closing representative bid and asked price (in all other cases) for common stock on the day prior to the date of grant as reported by NASDAQ or such successor quotation system; or (iii) if there is no listing or trading of common stock either on a national exchange or over-the-counter, that price determined in good faith by the Committee to be the fair value per share of common stock, based upon such evidence as it deems necessary or advisable.

EXERCISE OF OPTIONS
Each Option granted under the Plan shall become exercisable and the total number of shares subject thereto shall be purchasable, in a lump sum or in such installments, which need not be equal, as the Compensation Committee shall determine; provided, however, that each Option shall become exercisable in full no later than ten years after such Option is granted, and each Option shall become exercisable as to at least 10% of the shares of common stock covered thereby on each anniversary of the date such Option is granted; and provided, further, that if the holder of an Option shall not in any given installment period purchase all of the shares which such holder is entitled to purchase in such installment period, such holder’s right to purchase any shares not purchased in such installment period shall continue until the expiration or sooner termination of such holder’s Option.
GRANT OF RESTRICTED STOCK
Subject to the terms and provisions of this Plan, the Compensation Committee, at any time and from time to time, may grant Restricted Stock to such individuals and in such amounts as the Compensation Committee shall determine.
RESTRICTED STOCK AGREEMENT
Each Restricted Stock grant shall be evidenced by a Grant Agreement that shall specify the period(s) of restriction, the number of shares of Restricted Stock granted, and such other provisions as the Committee shall determine.
OTHER RESTRICTIONS
The Compensation Committee shall impose such other conditions and/or restrictions on any shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that participants pay a stipulated purchase price for each share of Restricted Stock, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of performance goals, time-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such shares are listed or traded, or holding requirements or sale restrictions placed on the shares by the Company upon vesting of such Restricted Stock.
To the extent deemed appropriate by the Compensation Committee, the Company may retain the certificates representing shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse.
Shareholder Vote Required
Approval of the Company’s Amended 2007 Stock Option and Restricted Stock Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting of Shareholders.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPANY’S AMENDED 2007 STOCK OPTION AND RESTRICTED STOCK PLAN.

RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS
INDEPENDENT ACCOUNTANTS
(Proposal 3)
Subject to ratification by the shareholders, the Board of Directors appointed Grant Thornton LLP as independent auditors to audit the financial statements of the Company for the fiscal year ending October 31, 2008.
Fees Paid to Independent Auditors
Audit Fees
The aggregate fees billed for the Company’s fiscal years ended October 31, 2007 and October 31, 2006 for professional services rendered by the principal accountants for the audit of the Company’s annual financial statements and review of financial statements included in Forms 10-Q for services that are normally provided by the accountants in connection with statutory and regulatory filings or engagements for those fiscal years were approximately $170,000 and $226,000 respectively.
Audit-Related Fees
The aggregate fees billed for the Company’s fiscal years ended October 31, 2007 and October 31, 2006 for assurance and related services by the principal accountants that were reasonably related to the performance of the audit or review of the Company’s financial statements which are not reported under the “Audit Fees” above were approximately $0.
Tax Fees
The aggregate fees billed in each of the fiscal years ended October 31, 2007 and October 31, 2006 for professional services rendered by the principal accountants for tax compliance, tax advice, tax planning were approximately $46,000 and $42,000, respectively. The nature of the services comprising these fees was tax return preparation and filing of tax returns.
All Other Fees
In the fiscal year ended October 31, 2007, the Company incurred $2,000 in fees related to sales contract review. In the fiscal year ended October 31, 2006, the Company did not incur any fees which are not already reported under the “Audit Fees,” Audit-Related Fees” or “Tax Fees” above.
The Audit Committee is responsible for reviewing the terms of any proposed engagement of the independent auditor for non-audit services and for pre- approving all such engagements. In providing any pre-approval, the Audit Committee considers whether the services to be approved are consistent with the SEC’s rules on auditor independence. All of the services described under the caption “Fees Paid to Independent Auditors” were approved by the Audit Committee.
Fiscal 2007 was the sixth year that Grant Thornton LLP has audited the Company’s financial statements.
A representative of Grant Thornton LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement, and will be available to respond to appropriate questions from shareholders.

Shareholder Vote Required
The affirmative vote of the holders of a majority of the Company’s common stock represented and voting at the Annual Meeting will be required to ratify the Board of Director’s selection of Grant Thornton LLP.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT ACCOUNTANTS FOR THE ENSUING YEAR.

OTHER MATTERS
The Board of Directors knows of no other business to be acted upon at the Annual Meeting, or properly before the Annual Meeting, other than those matters referred to in this Proxy Statement. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent in accordance with their best judgment.
BY ORDER OF THE BOARD OF DIRECTORS
/s/ Robert E. Frick
President and Chief Executive Officer
February 28, 2008
Herndon, Virginia

APPENDIX A
STEELCLOUD, INC.
AMENDED 2007 STOCK OPTION AND RESTRICTED STOCK PLAN
As adopted ___, 2008
WHEREAS, SteelCloud, Inc. (the “Company”) shareholders approved the adoption of the Company’s 2007 Stock Option Plan at the Company’s 2006 Annual Meeting of Shareholders held on May 7, 2008; and
WHEREAS, the Company has not issued any shares of common stock under the 2007 Stock Option Plan; and
WHEREAS, the Board of Directors of the Company deems it advisable and in the best interests of the Company to amend the 2007 Stock Option Plan to provide for the issuance of restricted stock to officers and other employees of the Company, non-employee directors, consultants and advisors and other persons, as provided therein,
   NOW THEREFORE:
1 PURPOSE OF PLAN; ADMINISTRATION
   1.1 Purpose.
     The SteelCloud, Inc. Amended 2007 Stock Option and Restricted Stock Plan (hereinafter, the “Plan”) is hereby established to grant to officers and other employees of the Company or of its parents or subsidiaries (as defined in Sections 424(e) and (f), respectively, of the Internal Revenue Code of 1986, as amended (the “Code”)), if any (individually and collectively, the Company”), and to non-employee directors, consultants and advisors and other persons who may perform significant services for or on behalf of the Company, to create a stock based incentive for such persons to remain in the employ of or provide services to the Company and to contribute to its success.
     The Company may grant under the Plan incentive stock options within the meaning of Section 422 of the Code (“Incentive Stock Options”), stock options that do not qualify for treatment as Incentive Stock Options (“Nonstatutory Options” and together with the Incentive Stock Options, the “Options”), and shares of restricted stock (the “Restricted Stock” and together with the Incentive Stock Options and the Nonstatutory Options, the “Stock”). All grants hereunder are of, or are underlined by, the Company’s common stock, $0.001 par value.
   1.2 Administration.
     The Plan shall be administered by the Board of Directors of the Company (the “Board”), if each member is a “Non-Employee Director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (“Rule 16b-3”), or a committee (the “Committee”) of two or more directors, each of whom is a Non-Employee Director. Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee may be filled by the Board. Until such time that the Committee is properly appointed, the Board shall administer the Plan in accordance with the terms of this Section 1.2.

          A majority of the members of the Committee shall constitute a quorum for the purposes of the Plan. Provided a quorum is present, the Committee may take action by affirmative vote or consent of a majority of its members present at a meeting. Meetings may be held telephonically as long as all members are able to hear one another, and a member of the Committee shall be deemed to be present for this purpose if he or she is in simultaneous communication by telephone with the other members who are able to hear one another. In lieu of action at a meeting, the Committee may act by written consent of a majority of its members.
          Subject to the express provisions of the Plan, the Committee shall have the authority to construe and interpret the Plan and all Grant Agreements (as defined in Section 4.4) entered into pursuant hereto and to define the terms used therein, to prescribe, adopt, amend and rescind rules and regulations relating to the administration of the Plan and to make all other determinations necessary or advisable for the administration of the Plan; provided, however, that the Committee may delegate nondiscretionary administrative duties to such employees of the Company as it deems proper; and, provided, further, in its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan. Subject to the express limitations of the Plan, the Committee shall designate the individuals from among the class of persons eligible to participate as provided in Section 1.3 who shall receive Stock, whether a grantee will receive Incentive Stock Options, Nonstatutory Options, or Restricted Stock or any combination thereof, and the amount, price, restrictions and all other terms and provisions of such Stock (which need not be identical).
          Members of the Committee shall receive such compensation for their services as members as may be determined by the Board. All expenses and liabilities which members of the Committee incur in connection with the administration of this Plan shall be borne by the Company. The Committee may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Committee, the Company and the Company’s officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. No members of the Committee or Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, and all members of the Committee shall be fully protected by the Company in respect of any such action, determination or interpretation.
     1.3 Participation.
          Officers and other employees of the Company, non-employee directors, consultants and advisors and other persons who may perform significant services on behalf of the Company shall be eligible for selection to participate in the Plan upon approval by the Committee; provided, however, that only “employees” (within the meaning of Section 3401(c) of the Code) of the Company shall be eligible for the grant of Incentive Stock Options. An individual who has been granted Stock may, if otherwise eligible, be granted additional Stock if the Committee shall so determine. No person is eligible to participate in the Plan by matter of right; only those eligible persons who are selected by the Committee in its discretion shall participate in the Plan.
     1.4 Stock Subject to the Plan.
          Subject to adjustment as provided in Section 4.5, the shares of common stock to be offered under the Plan shall be shares of authorized but unissued common stock, including any shares repurchased under the terms of the Plan or any Grant Agreement entered into pursuant hereto. The cumulative aggregate number of shares of common stock to be issued under the Plan shall not exceed 1,500,000, subject to adjustment as set forth in Section 4.5.

          If any Option granted hereunder shall expire or terminate for any reason without having been fully exercised, the unpurchased shares subject thereto shall again be available for the purposes of the Plan. For purposes of this Section 1.4, where the exercise price of Options is paid by means of the grantee’s surrender of previously owned shares of common stock, only the net number of additional shares issued and which remain outstanding in connection with such exercise shall be deemed “issued” for purposes of the Plan.
2 STOCK OPTIONS
     2.1 Exercise Price; Payment.
          (a) The exercise price of each Incentive Stock Option granted under the Plan shall be determined by the Committee, but shall not be less than 100% of the “Fair Market Value” (as defined below) of common stock on the date of grant. If an Incentive Stock Option is granted to an employee who at the time such Incentive Stock Option is granted owns (within the meaning of section 424(d) of the Code) more than 10% of the total combined voting power of all classes of capital stock of the Company, the Option exercise price shall be at least 110% of the Fair Market Value of common stock on the date of grant. The exercise price of each Nonstatutory Option also shall be determined by the Committee, but shall not be less than 85% of the Fair Market Value of the common stock on the date of grant. The status of each Option granted under the Plan as either an Incentive Stock Option or a Nonstatutory Option shall be determined by the Committee at the time the Committee acts to grant the Option, and shall be clearly identified as such in the Grant Agreement relating thereto.
               “Fair Market Value” for purposes of the Plan shall mean: (i) the closing price of a share of common stock on the principal exchange on which shares of common stock are then trading, if any, on the day immediately preceding the date of grant, or, if shares were not traded on the day preceding such date of grant, then on the next preceding trading day during which a sale occurred; or (ii) if common stock is not traded on an exchange but is quoted on NASDAQ or a successor quotation system, (1) the last sales price (if common stock is then listed on the NASDAQ Stock Market) or (2) the mean between the closing representative bid and asked price (in all other cases) for common stock on the day prior to the date of grant as reported by NASDAQ or such successor quotation system; or (iii) if there is no listing or trading of common stock either on a national exchange or over-the-counter, that price determined in good faith by the Committee to be the fair value per share of common stock, based upon such evidence as it deems necessary or advisable.
          (b) In the discretion of the Committee at the time the Option is exercised, the exercise price of any Option granted under the Plan shall be paid in full in cash, by check or by the optionee’s interest-bearing promissory note (subject to any limitations of applicable state corporations law) delivered at the time of exercise; provided, however, that subject to the timing requirements of Section 2.7, in the discretion of the Committee and upon receipt of all regulatory approvals, the person exercising the Option may deliver as payment in whole or in part of such exercise price certificates for common stock (duly endorsed or with duly executed stock powers attached), which shall be valued at its Fair Market Value on the day of exercise of the Option, or other property deemed appropriate by the Committee; and, provided further, that, subject to Section 422 of the Code, so-called cashless exercises as permitted under applicable rules and regulations of the Securities and Exchange Commission and the Federal Reserve Board shall be permitted in the discretion of the Committee. Without limiting the Committee’s discretion in this regard, consecutive book entry stock-for-stock exercises of Options (or “pyramiding”) also are permitted in the Committee’s discretion.

               Irrespective of the form of payment, the delivery of shares issuable upon the exercise of an Option shall be conditioned upon payment by the optionee to the Company of amounts sufficient to enable the Company to pay all federal, state, and local withholding taxes resulting, in the Company’s judgment, from the exercise. In the discretion of the Committee, such payment to the Company may be effected through (i) the Company’s withholding from the number of shares of common stock that would otherwise be delivered to the optionee by the Company on exercise of the Option a number of shares of common stock equal in value (as determined by the Fair Market Value of common stock on the date of exercise) to the aggregate withholding taxes, (ii) payment by the optionee to the Company of the aggregate withholding taxes in cash, (iii) withholding by the Company from other amounts contemporaneously owed by the Company to the optionee, or (iv) any combination of these three methods, as determined by the Committee in its discretion.
     2.2 Option Period.
          (a) The Committee shall provide, in the terms of each Grant Agreement, when the Option subject to such agreement expires and becomes unexercisable, but in no event will an Incentive Stock Option granted under the Plan be exercisable after the expiration of ten years from the date it is granted. Without limiting the generality of the foregoing, the Committee may provide in the Grant Agreement that the Option subject thereto expires 30 days following a Termination of Employment (as defined in Section 4.3 hereof) for any reason other than death or disability, or six months following a Termination of Employment for disability or following an optionee’s death.
          (b) Outside Date for Exercise. Notwithstanding any provision of this Section 2.2, in no event shall any Option granted under the Plan be exercised after the expiration date of such Option set forth in the applicable Grant Agreement.
     2.3 Exercise of Options.
          Each Option granted under the Plan shall become exercisable and the total number of shares subject thereto shall be purchasable, in a lump sum or in such installments, which need not be equal, as the Committee shall determine; provided, however, that each Option shall become exercisable in full no later than ten years after such Option is granted, and each Option shall become exercisable as to at least 10% of the shares of common stock covered thereby on each anniversary of the date such Option is granted; and provided, further, that if the holder of an Option shall not in any given installment period purchase all of the shares which such holder is entitled to purchase in such installment period, such holder’s right to purchase any shares not purchased in such installment period shall continue until the expiration or sooner termination of such holder’s Option. The Committee may, at any time after grant of the Option and from time to time, increase the number of shares purchasable in any installment, subject to the total number of shares subject to the Option and the limitations set forth in Section 2.5. At any time and from time to time prior to the time when any exercisable Option or exercisable portion thereof becomes unexercisable under the Plan or the applicable Grant Agreement, such Option or portion thereof may be exercised in whole or in part; provided, however, that the Committee may, by the terms of the Option, require any partial exercise to be with respect to a specified minimum number of shares. No Option or installment thereof shall be exercisable except with respect to whole shares. Fractional share interests shall be disregarded, except that they may be accumulated as provided above and except that if such a fractional share interest constitutes the total shares of common stock remaining available for purchase under an Option at the time of exercise, the optionee shall be entitled to receive on exercise a certified or bank cashier’s check in an amount equal to the Fair Market Value of such fractional share of stock.

     2.4 Transferability of Options.
          Except as the Committee may determine as aforesaid, an Option granted under the Plan shall, by its terms, be nontransferable by the optionee other than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order (as defined by the Code), and shall be exercisable during the optionee’s lifetime only by the optionee or by his or her guardian or legal representative. More particularly, but without limiting the generality of the immediately preceding sentence, an Option may not be assigned, transferred (except as provided in the preceding sentence), pledged or hypothecated (whether by operation of law or otherwise), and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of any Option contrary to the provisions of the Plan and the applicable Grant Agreement, and any levy of any attachment or similar process upon an Option, shall be null and void, and otherwise without effect, and the Committee may, in its sole discretion, upon the happening of any such event, terminate such Option forthwith.
     2.5 Limitation on Exercise of Incentive Stock Options.
          To the extent that the aggregate Fair Market Value (determined on the date of grant as provided in Section 2.1 above) of the common stock with respect to which Incentive Stock Options granted hereunder (together with all other Incentive Stock Option plans of the Company) are exercisable for the first time by an optionee in any calendar year under the Plan exceeds $100,000, such Options granted hereunder shall be treated as Nonstatutory Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options into account in the order in which they were granted.
     2.6 Disqualifying Dispositions of Incentive Stock Options.
          If common stock acquired upon exercise of any Incentive Stock Option is disposed of in a disposition that, under Section 422 of the Code, disqualifies the optionee from the application of Section 421(a) of the Code, the holder of the common stock immediately before the disposition shall comply with any requirements imposed by the Company in order to enable the Company to secure the related income tax deduction to which it is entitled in such event.
     2.7 Certain Timing Requirements.
          At the discretion of the Committee, shares of common stock issuable to the optionee upon exercise of an Option may be used to satisfy the Option exercise price or the tax withholding consequences of such exercise, in the case of persons subject to Section 16 of the Securities Exchange Act of 1934, as amended, only (i) during the period beginning on the third business day following the date of release of the quarterly or annual summary statement of sales and earnings of the Company and ending on the twelfth business day following such date, or (ii) pursuant to an irrevocable written election by the optionee to use shares of common stock issuable to the optionee upon exercise of the Option to pay all or part of the Option price or the withholding taxes made at least six months prior to the payment of such Option price or withholding taxes.
     2.8 Issuance of Stock Certificates.
          Upon exercise of an Option, the Company shall deliver to the person exercising such Option a stock certificate evidencing the shares of common stock acquired upon exercise. Notwithstanding the foregoing, the Committee in its discretion may require the Company to retain possession of any certificate evidencing common stock acquired upon exercise of an Option which remains subject to repurchase under the provisions of the Grant Agreement or any other agreement signed by the optionee in order to facilitate such repurchase provisions.

     2.9 Time of Grant and Exercise of Option.
          An Option shall be deemed to be exercised when the Secretary of the Company receives written notice from an optionee of such exercise, payment of the exercise price determined pursuant to Section 2.1 of the Plan and set forth in the Grant Agreement, and all representations, indemnifications and documents reasonably requested by the Committee.
3 RESTRICTED STOCK
     3.1 Grant of Restricted Stock.
          Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Restricted Stock to such individuals and in such amounts as the Committee shall determine.
     3.2 Restricted Stock Agreement.
          Each Restricted Stock grant shall be evidenced by Grant Agreement that shall specify the period(s) of restriction, the number of shares of Restricted Stock granted, and such other provisions as the Committee shall determine.
     3.3 Other Restrictions.
          The Committee shall impose such other conditions and/or restrictions on any shares of Restricted Stock granted pursuant to this Plan as it may deem advisable including, without limitation, a requirement that participants pay a stipulated purchase price for each share of Restricted Stock, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of performance goals, time-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such shares are listed or traded, or holding requirements or sale restrictions placed on the shares by the Company upon vesting of such Restricted Stock.
          To the extent deemed appropriate by the Committee, the Company may retain the certificates representing shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse.
          Except as otherwise provided in this Article 3, shares of Restricted Stock covered by each Restricted Stock award shall become freely transferable by the participant after all conditions and restrictions applicable to such Restricted Stock have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations).
     3.4 Certificate Legend.
          In addition to any legends placed on certificates pursuant to Section 4.10 (Legending Share Certificates), each certificate representing Restricted Stock granted pursuant to this Plan may bear a legend such as the following or as otherwise determined by the Committee in its sole discretion:
“The sale or transfer of shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the SteelCloud, Inc. 2007 Amended Stock Option and Restricted Stock Plan (the “Plan”), and in the associated grant agreement (the “Agreement”). A copy of the Plan and the Agreement may be obtained from SteelCloud, Inc.”

     3.5 Voting Rights.
          Unless otherwise determined by the Committee and set forth in a Grant Agreement, to the extent permitted or required by law, as determined by the Committee, participants holding Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to the Restricted Stock during the period of restriction.
     3.6 Section 83(b) Election.
          The Committee may provide in a Grant Agreement that the award of Restricted Stock is conditioned upon the participant making or refraining from making an election with respect to the award under Code Section 83(b). If a Participant makes an election pursuant to Code Section 83(b) concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company.
4 OTHER PROVISIONS
     4.1 No Effect on Employment.
          Nothing in the Plan or in any Grant Agreement hereunder shall confer upon any grantee any right to continue in the employ of the Company, any Parent Corporation or any Subsidiary or shall interfere with or restrict in any way the rights of the Company, its Parent Corporation and its Subsidiaries, which are hereby expressly reserved, to discharge any grantee at any time for any reason whatsoever, with or without cause.
          For purposes of the Plan, “Parent Corporation” shall mean any corporation in an unbroken chain of corporations ending with the Company if each of the corporations other than the Company then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. For purposes of the Plan, “Subsidiary” shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
     4.2 Sick Leave and Leaves of Absence.
          Unless otherwise provided in Grant Agreement, and to the extent permitted by Section 422 of the Code, a grantee’s employment shall not be deemed to terminate by reason of sick leave, military leave or other leave of absence approved by the Company if the period of any such leave does not exceed a period approved by the Company, or, if longer, if the grantee’s right to reemployment by the Company is guaranteed either contractually or by statute. A Grant Agreement may contain such additional or different provisions with respect to leave of absence as the Committee may approve, either at the time of grant of Stock or at a later time.

     4.3 Termination of Employment.
          For purposes of the Plan “Termination of Employment,” shall mean the time when the employee-employer relationship between the grantee and the Company, any Subsidiary or any Parent Corporation is terminated for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, disability or retirement; but excluding (i) terminations where there is a simultaneous reemployment or continuing employment of the grantee by the Company, any Subsidiary or any Parent Corporation, (ii) at the discretion of the Committee, terminations which result in a temporary severance of the employee-employer relationship, and (iii) at the discretion of the Committee, terminations which are followed by the simultaneous establishment of a consulting relationship by the Company, a Subsidiary or any Parent Corporation with the former employee. Subject to Section 4.1, the Committee, in its absolute discretion, shall determine the affect of all matters and questions relating to Termination of Employment; provided, however, that, with respect to Incentive Stock Options, a leave of absence or other change in the employee-employer relationship shall constitute a Termination of Employment if, and to the extent that such leave of absence or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then-applicable regulations and revenue rulings under said Section.
     4.4 Terms and Conditions.
          The Stock granted under the Plan shall be evidenced by a written stock option agreement or restricted stock agreement (collectively referred to as the “Grant Agreement”) between the grantee and the Company providing that the Stock is subject to the terms and conditions of the Plan and to such other terms and conditions not inconsistent therewith as the Committee may deem appropriate in each case.
     4.5 Adjustments upon Changes in Capitalization; Merger and Consolidation.
          If the outstanding shares of common stock are changed into, or exchanged for cash or a different number or kind of shares or securities of the Company or of another corporation through reorganization, merger, recapitalization, reclassification, stock split-up, reverse stock split, stock dividend, stock consolidation, stock combination, stock reclassification or similar transaction, an appropriate adjustment shall be made by the Committee in the number and kind of shares as to which Options may be granted. In the event of such a change or exchange, other than for shares or securities of another corporation or by reason of reorganization, the Committee shall also make a corresponding adjustment changing the number or kind of shares and the exercise price per share allocated to unexercised Options or portions thereof, which shall have been granted prior to any such change, shall likewise be made. Any such adjustment, however, shall be made without change in the total price applicable to the unexercised portion of the Option (except for any change in the aggregate price resulting from rounding-off of share quantities or prices). No adjustments shall be made to Restricted Stock.
          In the event of a “spin-off” or other substantial distribution of assets of the Company which has a material diminutive effect upon the Fair Market Value of the common stock, the Committee in its discretion shall make an appropriate and equitable adjustment to the exercise prices of Options then outstanding under the Plan.
          Where an adjustment under this Section 4.5 of the type described above is made to an Incentive Stock Option, the adjustment will be made in a manner which will not be considered a “modification” under the provisions of subsection 424(b)(3) of the Code.

          In connection with the dissolution or liquidation of the Company or a partial liquidation involving 50% or more of the assets of the Company, a reorganization of the Company in which another entity is the survivor, a merger or reorganization of the Company under which more than 50% of the common stock outstanding prior to the merger or reorganization is converted into cash or into a security of another entity, a sale of more than 50% of the Company’s assets, or a similar event that the Committee determines, in its discretion, would materially alter the structure of the Company or its ownership, the Committee, upon 30 days prior written notice to the Stock holders, may, in its discretion, do one or more of the following: (i) shorten the period during which Options are exercisable (provided they remain exercisable for at least 30 days after the date the notice is given); (ii) accelerate any vesting schedule to which Stock is subject; (iii) arrange to have the surviving or successor entity grant replacement Options with appropriate adjustments in the number and kind of securities and Option prices, or (iv) cancel Options upon payment to the optionee in cash, with respect to each Option to the extent then exercisable (including any Options as to which the exercise has been accelerated as contemplated in clause (ii) above), of any amount that is the equivalent of the Fair Market Value of the common stock (at the effective time of the dissolution, liquidation, merger, reorganization, sale or other event) or the Fair Market Value of the Option. In the case of a change in corporate control, the Committee may, in considering the advisability or the terms and conditions of any acceleration of the exercisability of any Option pursuant to this Section 4.5, take into account the penalties that may result directly or indirectly from such acceleration to either the Company or the grantee, or both, under Section 280G of the Code, and may decide to limit such acceleration to the extent necessary to avoid or mitigate such penalties or their effects.
          No fractional share of common stock shall be issued under the Plan on account of any adjustment under this Section 4.5.
     4.6 Rights of Participants and Beneficiaries.
          The Company shall pay all amounts payable hereunder only to the Stock holder or beneficiaries entitled thereto pursuant to the Plan. The Company shall not be liable for the debts, contracts or engagements of any Stock holder or his or her beneficiaries, and rights to cash payments under the Plan may not be taken in execution by attachment or garnishment, or by any other legal or equitable proceeding while in the hands of the Company.
     4.7 Government Regulations.
          The Plan, the grant of Stock, the exercise of Options and the issuance and delivery of shares of common stock under grants hereunder, shall be subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law) and federal margin requirements and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company, as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan and Stock granted hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

     4.8 Amendment and Termination.
          The Board or the Committee may at any time suspend, amend or terminate this Plan and may, with the consent of the grantees, make such modifications of the terms and conditions of such grantees Stock as it shall deem advisable, provided, however, that, without approval of the Company’s shareholders given within twelve months before or after the action by the Board or the Committee, no action of the Board or the Committee may, (A) materially increase the benefits accruing to participants under the Plan; (B) materially increase the number of securities which may be issued under the Plan; or (C) materially modify the requirements as to eligibility for participation in the Plan. No Stock may be granted during any suspension of the Plan or after such termination. The amendment, suspension or termination of the Plan shall not, without the consent of the grantees affected thereby, alter or impair any rights or obligations under any Stock theretofore granted under the Plan. No Stock may be granted during any period of suspension or after termination of the Plan, and in no event may any Stock be granted under the Plan after the expiration of ten years from the date the Plan is adopted by the Board.
     4.9 Privileges of Stock Ownership; Non-Distributive Intent; Reports to Grantees.
          A participant in the Plan shall not be entitled to the privilege of stock ownership as to any shares of common stock not actually issued to the grantee. Upon exercise of an Option, or grant of Restricted Stock at a time when there is not in effect, under the Securities Act of 1933, as amended, a Registration Statement relating to the common stock issuable upon exercise, payment therefor or issuance thereof and available for delivery a Prospectus meeting the requirements of Section 10(a)(3) of said Act, the grantee shall represent and warrant in writing to the Company that the shares purchased are being acquired for investment and not with a view to the distribution thereof.
          The Company shall furnish to each grantee under the Plan the Company’s annual report and such other periodic reports, if any, as are disseminated by the Company in the ordinary course to its shareholders.
     4.10 Legending Share Certificates.
          In order to enforce any restrictions imposed upon the Restricted Stock or the common stock issued upon exercise of an Option granted under the Plan or to which such common stock may be subject, the Committee may cause a legend or legends to be placed on any share certificates representing such Restricted Stock or common stock, which legend or legends shall make appropriate reference to such restrictions, including, but not limited to, a restriction against sale of such common stock for any period of time as may be required by applicable laws or regulations. If any restriction with respect to which a legend was placed on any certificate ceases to apply to the Restricted Stock or common stock represented by such certificate, the owner of the Restricted Stock or common stock represented by such certificate may require the Company to cause the issuance of a new certificate not bearing the legend.
          Additionally, and not by way of limitation, the Committee may impose such restrictions on any Stock issued pursuant to the Plan as it may deem advisable, including, without limitation, restrictions under the requirements of any stock exchange upon which the common stock is then traded.
     4.11 Use of Proceeds.
          Proceeds realized pursuant to the exercise of Options under the Plan shall constitute general funds of the Company.

     4.12 Changes in Capital Structure; No Impediment to Corporate Transactions.
          The existence of outstanding Stock under the Plan shall not affect the Company’s right to effect adjustments, recapitalizations, reorganizations or other changes in its or any other corporation’s capital structure or business, any merger or consolidation, any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting common stock, the dissolution or liquidation of the Company’s or any other corporation’s assets or business, or any other corporate act, whether similar to the events described above or otherwise.
     4.13 Effective Date of the Plan.
          The Plan shall be effective as of the date of its approval by the shareholders of the Company within twelve months after the date of the Board’s initial adoption of the Plan. Restricted Stock may be granted after shareholder approval of the Plan. Options may be granted but not exercised prior to shareholder approval of the Plan. If any Options are so granted and shareholder approval shall not have been obtained within twelve months of the date of adoption of this Plan by the Board of Directors, such Options shall terminate retroactively as of the date they were granted.
     4.14 Termination.
          The Plan shall terminate automatically as of the close of business on the day preceding the tenth anniversary date of its adoption by the Board or earlier as provided in Section 4.8. Unless otherwise provided herein, the termination of the Plan shall not affect the validity of any Grant Agreement outstanding at the date of such termination.
     4.15 No Effect on Other Plans.
          The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company, any Subsidiary or any Parent Corporation. Nothing in the Plan shall be construed to limit the right of the Company (i) to establish any other forms of incentives or compensation for employees of the Company, any Subsidiary or any Parent Corporation or (ii) to grant or assume Options or other rights otherwise than under the Plan in connection with any proper corporate purpose including but not by way of limitation, the grant or assumption of Options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, firm or association.
     4.16 Uncertificated Shares.
          To the extent this Plan provides for issuance of certificates to reflect the shares of common stock underlying the Options or shares of Restricted Stock, the transfer of such shares of common stock may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

SteelCloud, Inc.
Annual Meeting of Shareholders—May 7, 2008
This Proxy is Solicited on Behalf of the Board of Directors
The undersigned hereby appoints Robert E. Frick, with full power of substitution, proxy to vote all of the shares of common stock of the undersigned and with all of the powers the undersigned would possess if personally present, at the annual meeting of shareholders of SteelCloud, Inc., to be held at SteelCloud, Inc.’s principal executive offices located at 14040 Park Center Road, Herndon, Virginia, 20181, on May 7, 2008 at 10:00 a.m. local time and at all adjournments thereof, upon the matters specified below, all as more fully described in the Proxy Statement dated February 28, 2008 and with the discretionary powers upon all other matters which come before the Annual Meeting or any adjournment thereof.
This Proxy is solicited on behalf of SteelCloud, Inc.’s Board of Directors.
1.	To elect six (6) Directors to serve for the following year and until their successors are duly elected and qualified.

VADM E.A. BURKHALTER, JR	JAMES BRUNO
JAY KAPLOWITZ	BENJAMIN KRIEGER
ROBERT FRICK	ASHOK KAVEESHWAR

☐ FOR ALL NOMINEES	☐ WITHHELD FOR ALL NOMINEES
INSTRUCTION: To withhold authority to vote for any individual, write that nominee’s name in the space provided below:

2.	To approve the adoption of the Company’s Amended 2007 Stock Option and Restricted Stock Plan.
☐ FOR                     ☐ AGAINST                     ☐ ABSTAIN
3.	To ratify the appointment of Grant Thornton LLP as the Company’s independent accountants for the ensuing year.
☐ FOR                     ☐ AGAINST                     ☐ ABSTAIN
4.	In their discretion, upon such other matter or matters that may properly come before the Annual Meeting, or any adjournments thereof.
(Continued and to be signed on the reverse side)

(Continued from reverse side)
Every properly signed proxy will be voted in accordance with the specifications made thereon. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 and 3.
The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Meeting and Proxy Statement and hereby revokes any proxy or proxies heretofore given.
Please mark, date, sign and mail your proxy promptly in the envelope provided.

Date: , 2008

(Print name of Shareholder)

(Print name of Shareholder)

(Signature)

(Signature)

Number of Shares:

Note:	Please sign exactly as your name appears in the Company’s records. Joint owners should each sign. When signing as attorney, executor or trustee, please give title as such.
PLEASE MARK, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.